Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM REPORTS FISCAL FIRST QUARTER FINANCIAL RESULTS AND REAFFIRMS 2017 FULL-YEAR ADJUSTED EARNINGS PER DILUTED SHARE AND CASH FLOW GUIDANCE

Company Expands Capabilities in Diagnostic Cardiology and
Capitalizes on New Product Innovations

CHICAGO, January 27, 2017 /PRNewswire/ -- Hill-Rom Holdings, Inc. (“Hill-Rom”) (NYSE: HRC) today announced financial results for its fiscal first quarter ended December 31, 2016, and confirmed its full-year adjusted earnings per diluted share and cash flow guidance.

For the fiscal first quarter, Hill-Rom reported earnings of $0.36 per diluted share compared to $0.07 per diluted share in the prior-year period. On an adjusted basis, earnings of $0.75 per diluted share rose 10 percent from $0.68 per diluted share in the prior-year period and were in line with the company’s previously-issued guidance. These results reflect stable U.S. customer demand, disciplined cost management, and continued margin expansion. Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“Hill-Rom delivered solid earnings in the first quarter and made progress in expanding our capabilities, capitalizing on new product introductions, and partnering with customers to enhance outcomes for patients and their caregivers,” said John J. Greisch, president and chief executive officer of Hill-Rom. “Our performance and outlook reflect our commitment to drive sustainable performance through focused commercial and operational execution, and strategic investments that create long-term value for patients, customers and shareholders.”

Fiscal First Quarter Financial Results

In the fiscal first quarter, Hill-Rom’s worldwide revenue of $637 million declined 4 percent compared to the fiscal first quarter last year. On a constant currency basis, revenue declined 3 percent. Domestic revenue of $448 million grew 1 percent, while revenue outside the U.S. of $190 million declined 13 percent, or 10 percent on a constant currency basis. In addition to a difficult comparison to the prior-year period, revenue growth was impacted by the timing of certain international and U.S. distributor orders, and lower revenue from businesses the company recently divested or may divest.

By reporting segment:

•
Patient Support Systems: Patient Support Systems revenue of $335 million declined 2 percent on a reported basis, and declined 1 percent on a constant currency basis. U.S. revenue of $248 million rose 3 percent reflecting stable customer demand. In addition, U.S. orders increased 4 percent and the backlog rose 7 percent compared to the prior-year period, after adjusting for the impact of divested businesses.

•	Front Line Care: Front Line Care, which includes Welch Allyn and Respiratory Care, generated revenue of $202 million, a decline of 8 percent on both a reported and constant currency basis.

•	Surgical Solutions: Surgical Solutions revenue of $100 million rose 1 percent on a reported basis and advanced 3 percent on a constant currency basis.

Gross margin expanded by 350 basis points to 47.5 percent, while operating margin improved 440 basis points to 8.8 percent. On an adjusted basis, gross margin expanded by 40 basis points to 47.5 percent and operating margin expanded by 140 basis points to 14.6 percent. Adjustments to gross margin and operating margin are detailed in the reconciliation schedules provided.

Operating cash flow of $71 million increased $25 million, or 54 percent, versus the prior-year period, and the company returned $41 million to shareholders in the form of dividends and share repurchases.

Recent Highlights

Complementing the company’s financial performance were a number of recent achievements, including:

•
Announcing an agreement to acquire Mortara Instrument, Inc., a privately-held leader in diagnostic cardiology and patient monitoring technology for $330 million in cash (or approximately $290 million net of the present value of a tax benefit). The transaction expands Hill-Rom’s diagnostic cardiology franchise, complements and enhances the company’s presence in vital signs monitoring, and is expected to accelerate revenue growth and be immediately accretive. The transaction is expected to close in Hill-Rom’s fiscal second quarter of 2017.

•
Launching new innovations, including the Welch Allyn Home™ Hypertension Program, enabling patients to monitor their blood pressure outside the physician office using the clinically-trusted Welch Allyn Home Blood Pressure Monitor. The company also recently introduced the Envella™ Air Fluidized Therapy bed with an advanced surface that provides the highest quality wound care, accelerating healing and reducing complications, leading to improved clinical outcomes and an overall lower cost of care for patients with complex wounds, such as pressure injuries, burns, flaps, and grafts.

•	Optimizing the product portfolio with the divestiture of the non-core Architectural Products business, enabling Hill-Rom to direct resources, investment and focus to strategic, core growth platforms.

“We remain focused on executing our strategic priorities, leveraging Hill-Rom’s strong global brands and geographic footprint, and launching new innovations to ensure sustained growth and profitability in the years ahead,” Greisch continued. “With strong growth prospects and margin expansion opportunities, we are confident in our ability to achieve our 2017 guidance and long-term objectives.”

Fiscal Second Quarter and Full-Year 2017 Financial Outlook

Hill-Rom provided its fiscal second quarter financial outlook and reaffirmed its previously-issued 2017 full-year adjusted earnings per diluted share and cash flow guidance. The second quarter and full-year financial outlook do not include the impact of the pending Mortara Instrument acquisition.

For the full-year, Hill-Rom expects revenue to increase approximately 1 percent on a reported basis (or 2 percent on a constant currency basis.) Excluding the impact of completed and potential divestitures (with 2016 annual revenue of approximately $75 million) from both periods, Hill-Rom’s core revenue is expected to increase 3 to 4 percent on a constant currency basis. In addition, the company continues to expect adjusted earnings of $3.74 to $3.82 per diluted share and $330 to $340 million in operating cash flow (including the outflows associated with ongoing restructuring and integration activities).

For the fiscal second quarter 2017, Hill-Rom expects revenue to increase 2 to 3 percent on a reported basis (or 3 to 4 percent on a constant currency basis). Excluding the impact of completed or potential divestitures from both periods, Hill-Rom’s core revenue is expected to increase 4 to 5 percent on a constant currency basis. Hill-Rom also expects adjusted earnings per diluted share, excluding special items, of $0.77 to $0.79 per diluted share.

……………………………………………………………….

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides gross margin, operating margin and earnings per share results and guidance on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance and provide additional analytical tools to understand our results from core operations and reveal underlying trends. These measures exclude strategic developments, acquisition and integration costs, special charges or other unusual events. The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider adjusted measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Our adjusted earnings per diluted share guidance excludes the impact of intangible asset amortization associated with prior business acquisitions which we expect to be approximately $1.00 to $1.05 per diluted share for the fiscal year. This estimate excludes intangible asset amortization related to the pending Mortara Instrument acquisition. Management also adjusts for certain items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our adjusted earnings per diluted share guidance because such items are being evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, the estimation of these items is not feasible and a full reconciliation of adjusted earnings per diluted share guidance to GAAP earnings per share has not been provided. However, as a result of significant recent acquisitions and our ongoing supply chain footprint and portfolio optimization, we believe that the impact of items we have excluded from our adjusted earnings per diluted share guidance may be significant with respect to our GAAP measures, including gross margin, operating margin and earnings per share.

The company also presents certain results on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information

As previously announced, the company will host a conference call and webcast today beginning at 7:30 a.m. CT or 8:30 a.m. ET.

Webcast: To join the live webcast with audio, visit http://ir.hill-rom.com/events.cfm. A supplemental presentation will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers. The following Confirmation Code is required for both: #36708899. Callers will need to provide their name, company affiliation and telephone number to the conference operator.

A recording of the webcast/call audio will be available for telephone replay through February 3, 2017. To access the replay, dial 855-859-2056 domestic callers / 404-537-3406 international callers. For the replay, callers will need to use Confirmation Code #36708899. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included herein that are not historical facts are forward looking statements, including without limitation statements regarding projections of future customer demand, Hill-Rom’s ability to capitalize on new product introductions, continued margin expansion, and strategic investments, and all other statements concerning future strategy, plans, objectives, projections, expectations and intentions. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Hill-Rom’s results could be materially adversely affected.  For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company's previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Hill-Rom assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions, except per share data)
	Quarter Ended December 31
	2016	2015
Net revenue
Product sales and service	$541.9	$565.1
Rental revenue	95.5	96.1
Total revenue	637.4	661.2
Cost of revenue
Cost of goods sold	288.4	323.1
Rental expenses	46.4	47.4
Total cost of revenue	334.8	370.5
Gross profit
Product sales and service	253.5	242.0
Rental	49.1	48.7
Total gross profit	302.6	290.7
As a percentage of sales	47.5%	44.0%

Research and development expenses	32.0	33.6
Selling and administrative expenses	208.8	221.2
Special charges	5.8	7.1

Operating profit	56.0	28.8

Other income/(expense), net	(20.7)	(23.0)

Income tax expense	11.8	1.5

Net income	23.5	4.3

Less: Net loss attributable to noncontrolling interests	(0.3)	(0.5)

Net income attributable to common shareholders	$23.8	$4.8

Diluted earnings per share:	$0.36	$0.07

Average common shares outstanding - diluted (thousands)	66,860	66,274

Dividends per common share	$0.17	$0.16

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(Dollars in millions)

					U.S.	OUS
	Quarter Ended December 31		Change As	Constant	Change As	Change As	Constant
	2016	2015	Reported	Currency	Reported	Reported	Currency

Product sales and service	$541.9	$565.1	(4.1)%	(3.2)%	1.1%	(13.2)%	(10.7)%

Rental revenue	95.5	96.1	(0.6)%	—%	0.4%	(7.9)%	(2.6)%

Total revenue	$637.4	$661.2	(3.6)%	(2.7)%	1.0%	(12.9)%	(10.3)%

Patient Support Systems	$335.2	$341.7	(1.9)%	(1.1)%	2.9%	(13.5)%	(10.7)%

Front Line Care	201.8	220.2	(8.4)%	(8.0)%	(4.8)%	(16.9)%	(15.7)%

Surgical Solutions	100.4	99.3	1.1%	3.2%	10.0%	(6.9)%	(2.9)%

Total revenue	$637.4	$661.2	(3.6)%	(2.7)%	1.0%	(12.9)%	(10.3)%
OUS - Outside of the U.S.

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions, except per share data)

	Quarter Ended December 31, 2016					Quarter Ended December 31, 2015
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	47.5%	8.8%	$35.3	$11.8	$0.36	44.0%	4.4%	$5.8	$1.5	$0.07
Adjustments:
Acquisition and integration costs	—	0.9%	6.0	2.2	0.06	2.9%	3.9%	25.8	7.6	0.27
Acquisition-related intangible asset amortization	—	4.0%	25.5	8.3	0.26	—	3.7%	24.2	8.3	0.24
Field corrective actions	—	—	—	—	—	0.2%	0.2%	1.1	0.2	0.01
Special charges	—	0.9%	5.8	1.9	0.06	—	1.1%	7.1	2.0	0.08
Foreign tax law change	—	—	—	(2.2)	0.03	—	—	—	—	—
Gain on disposition	—	—	(1.0)	(0.4)	(0.01)	—	—	—	—	—
Adjusted Basis	47.5%	14.6%	$71.6	$21.6	$0.75	47.1%	13.2%	$64.0	$19.6	$0.68
1 Total does not add due to rounding.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31, 2016	September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$231.7	$232.2
Trade accounts receivable, net of allowances	471.9	515.1
Inventories, net	245.6	252.0
Other current assets	78.2	82.8
Total current assets	1,027.4	1,082.1

Property, plant and equipment, net	343.6	350.0
Intangible assets:
Goodwill	1,570.0	1,584.4
Other intangible assets and software, net	1,111.0	1,143.3
Other assets	92.4	102.6

Total Assets	$4,144.4	$4,262.4

Liabilities
Current Liabilities
Trade accounts payable	$125.8	$136.0
Short-term borrowings	228.5	210.1
Other current liabilities	261.0	316.2
Total current liabilities	615.3	662.3

Long-term debt	1,912.2	1,938.4
Other long-term liabilities	421.5	425.8

Total Liabilities	2,949.0	3,026.5

Total Shareholders' Equity Attributable to Common Shareholders	1,187.0	1,227.2

Noncontrolling interests	8.4	8.7

Total Shareholders' Equity	1,195.4	1,235.9

Total Liabilities and Shareholders' Equity	$4,144.4	$4,262.4

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Quarter Ended December 31
	2016	2015
Operating Activities
Net income	$23.5	$4.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.8	23.6
Amortization	5.0	4.3
Acquisition-related intangible asset amortization	25.5	24.2
Provision for deferred income taxes	(6.1)	22.3
Loss on disposal of property, equipment leased to others, intangible assets, and impairments	0.4	0.7
Gain on sale of businesses	(1.0)	—
Stock compensation	5.1	5.0
Excess tax benefits from employee stock plans	—	(1.0)
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	35.5	31.6
Inventories	(1.0)	17.4
Other current assets	14.9	3.5
Trade accounts payable	(7.6)	(23.8)
Accrued expenses and other liabilities	(46.2)	(66.1)
Other, net	2.2	0.2
Net cash provided by operating activities	71.0	46.2

Investing Activities
Capital expenditures and purchases of intangible assets	(22.4)	(17.7)
Proceeds on sale of property and equipment leased to others	4.1	0.3
Proceeds on sale of businesses	4.5	—
Other	(0.3)	—
Net cash used in investing activities	(14.1)	(17.4)

Financing Activities
Borrowings on revolving credit facility	45.0	—
Payments on revolving credit facility	(35.8)	—
Payment of long-term debt	(18.3)	(34.5)
Purchase of noncontrolling interest of former joint venture	—	(0.4)
Payment of cash dividends	(11.1)	(10.4)
Proceeds on exercise of stock options	2.5	0.7
Proceeds from stock issuance	1.0	0.8
Excess tax benefits from employee stock plans	—	1.0
Treasury stock acquired	(33.5)	(2.8)
Net cash used in financing activities	(50.2)	(45.6)

Effect of exchange rate changes on cash	(7.2)	(1.6)

Net Cash Flows	(0.5)	(18.4)

Cash and Cash Equivalents:
At beginning of period	232.2	192.8
At end of period	$231.7	$174.4